Exhibit 99.1

AmerisourceBergen Corporation
P.O. Box 959
Valley Forge, PA 19482

Contact:	Michael N. Kilpatric
610-727-7118
mkilpatric@amerisourcebergen.com

AMERISOURCEBERGEN ANNOUNCES STREAMLINED ORGANIZATION

VALLEY FORGE, Pa. May 9, 2008 — AmerisourceBergen Corporation (NYSE: ABC) today announced a more streamlined organizational structure designed to drive increased efficiency and effectiveness and better position the Company to continue to achieve its long-term financial goals.

“To continue meeting the challenges of an ever changing pharmaceutical environment, AmerisourceBergen needs the infrastructure and cost structure that allows the Company to compete as the most efficient and effective operating company in our industry,” said R. David Yost, AmerisourceBergen President and Chief Executive Officer. “It is with that singular focus that we are further integrating our organization.”

The organizational changes, effective immediately are as follows:

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Michael D. DiCandilo, Executive Vice President and Chief Financial Officer of AmerisourceBergen, expands his responsibilities with the added position of Chief Operating Officer for AmerisourceBergen Drug Corporation (ABDC) and continues to report directly to Yost. The ABDC functions reporting to DiCandilo in his new role as ABDC Chief Operating Officer are Supply Chain Management; Operations, including the distribution network; and Financial Operations, which previously reported to him. Yost continues to lead ABDC and continues to have the executives leading sales and marketing reporting to him.

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Steven H. Collis, Executive Vice President of AmerisourceBergen and President, AmerisourceBergen Specialty Group (ABSG), expands his responsibilities to include supervision of PMSI, the Company’s workers’ compensation business. Steve continues his responsibilities for helping shape the policy and strategy of ABC and for more closely integrating ABSG across AmerisourceBergen. He continues to report directly to Yost.

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Terrance P. Haas, Executive Vice President of AmerisourceBergen and Chief Integration Officer, has left the Company to pursue other interests. Said Yost, “Terry has made an extraordinary contribution to AmerisourceBergen. He played a key role in the integration of the legacy companies to create AmerisourceBergen; successfully provided leadership for ABDC after integration was well on its way to successful completion; and provided critical leadership to the launch of our Business Transformation effort. I will miss Terry both professionally and personally.”

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Thomas H. Murphy, Senior Vice President and Chief Information Officer, expands his responsibilities to include the leadership of Business Transformation, the Company’s multi-year process improvement project, which includes design of an ERP (Enterprise Resource Planning) system for ABDC and the Corporation. Yost continues his executive leadership of Business Transformation. Murphy continues to report directly to DiCandilo.

About AmerisourceBergen

AmerisourceBergen is one of the world’s largest pharmaceutical services companies serving the United States, Canada and selected global markets. Servicing both pharmaceutical manufacturers and healthcare providers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation and pharmaceutical packaging to reimbursement and pharmaceutical consulting services. With more than $66 billion in annual revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs approximately 11,200 people. AmerisourceBergen is ranked #28 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

FORWARD-LOOKING STATEMENTS

This news release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: changes in pharmaceutical market growth rates; competitive pressures; the loss of one or more key customer or supplier relationships; changes in customer mix; customer or supplier defaults or insolvencies; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other disputes with customers (including departments and agencies of the U.S. Government) or suppliers; regulatory changes (including increased government regulation of the pharmaceutical supply channel); government enforcement initiatives (including (i) the imposition of increased obligations upon pharmaceutical distributors to detect and prevent suspicious orders of controlled substances (ii) the commencement of further administrative actions by the U. S. Drug Enforcement Administration seeking to suspend or revoke the license of any of the

Company’s distribution facilities to distribute controlled substances, (iii) the commencement of any enforcement actions by any U.S. Attorney alleging violation of laws and regulations regarding diversion of controlled substances and suspicious order monitoring), or (iv) the commencement of any administrative actions by the board of pharmacy of any state seeking to suspend, revoke or otherwise restrict the ability of any of the Company’s distribution facilities or businesses to distribute or dispense pharmaceuticals in such state; changes in U.S. government policies (including reimbursement changes arising from federal legislation, including the Medicare Modernization Act and the Deficit Reduction Act of 2005); changes in regulatory or clinical medical guidelines, reimbursement practices and/or labeling for the pharmaceuticals we distribute, including erythropoiesis-stimulating agents (ESAs) used to treat anemia patients; price inflation in branded pharmaceuticals and price deflation in generics; fluctuations in market interest rates; operational or control issues arising from the Company’s outsourcing of information technology activities; success of integration, restructuring or systems initiatives; fluctuations in the U.S. dollar - Canadian dollar exchange rate and other foreign exchange rates; economic, business, competitive and/or regulatory developments in Canada, the United Kingdom and elsewhere outside of the United States; acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control; any disruption to or other adverse effects upon the PMSI workers’ compensation business caused by the Company’s decision to terminate its previously-announced sale process for PMSI; further declines in PMSI’s performance due to further customer losses, reimbursement reductions and/or competitive pressures; the inability of the Company to successfully undertake profit improvement initiatives and other measures to improve PMSI’s performance; the inability of the Company to successfully complete any other transaction that the Company may wish to pursue from time to time; changes in tax legislation or adverse resolution of challenges to our tax positions; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting the business of the Company generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors) in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act of 1934.

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